Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition of Acton Burnell, Inc.

Arlington, Va., October 16, 2002 — CACI International Inc (NYSE:CAI) announced today that it has completed the purchase of the outstanding stock of Acton Burnell, Inc., an information technology company providing systems integration, knowledge management, manpower readiness and training, and financial systems solutions for the federal government. A privately held company, Acton Burnell recorded fiscal 2002 revenue of $28.4 million. The transaction is anticipated to be accretive to CACI earnings. Terms of the transaction were not disclosed.

Headquartered in Alexandria, Virginia, Acton Burnell serves federal clients in California, Florida, Illinois, Maryland, New Jersey, New York, Texas, and Utah. The acquisition will expand CACI's business with the U.S. Navy, bringing the company new clients in the naval aviation community, and will complement the company's growing client base in the Department of Veterans Affairs. The acquisition will also support CACI's strategic growth initiatives in the areas of systems integration, knowledge management, and defense training.

Dr. J.P. (Jack) London, CACI Chairman and CEO, said, "We are pleased to welcome the talented professionals of Acton Burnell to the CACI family. They bring a great track record of high-quality, responsive technology support for federal clients. Their corporate culture, strong business ethics, and dedication to client support assure CACI and our shareholders of a good fit with our own culture and strategic goals, and our drive to become a $1 billion company by 2005."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for more than 5,500 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, particularly in connection with terrorist activities or the response of governments to such activities; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business, particularly in connection with competition for award of contracts from the U.S. Navy; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, particularly in connection with the war on terrorism and Homeland Security; government contract procurement (such as bid protest) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) competition for task orders under government wide acquisition or General Services Administration contracts, (ii) outsourcing of traditionally governmental functions, and (iii) small business contracting; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com